EXHIBIT 99.1

Pyramid Oil Company	FOR IMMEDIATE RELEASE:

Pyramid Oil Company Reports 26%
Increase in Second Quarter Revenue

Highlights:
•	Second quarter net income improves to $427,000 vs. net loss of $302,000 in 2010 Q2
•	EPS of $0.09 versus loss of $0.06 in Q2 last year
•	Six-month operating cash flow up 65% to $1.2 million vs. same period in 2010
•	Balance sheet includes cash, cash equivalents and short-term investments of $4.7 million, and nominal long-term debt

BAKERSFIELD, Calif. – August 15, 2011 – Pyramid Oil Company (Amex: PDO) today announced continued revenue and earnings growth for its second quarter and six-month period ended June 30, 2011.

Second quarter revenue increased 26% to $1.5 million from $1.2 million in the same quarter last year.  The increase was due to higher average crude oil prices, which increased $34.76 per barrel of oil equivalent (BOE) to $108.79 from $74.03 per average BOE in the 2010 second quarter.

Operating income was $512,000, a positive swing of $1.1 million when compared with a loss from operations of $583,000 in last year’s second quarter.  The 2010 second quarter was negatively impacted by a non-cash valuation allowance of $842,000 associated with an unsuccessful well. Net income in this year’s second quarter was $427,000, or $0.09 per share, an improvement of $729,000, when compared with a net loss of $302,000, or $0.06 per share, in the year-ago second quarter.

For the six-month period, revenue increased 29% to $2.9 million from $2.2 million in the same period last year.  Operating income was $888,000, an improvement of $1.2 million when compared with an operating loss of $354,000 during the 2010 six-month period.  Net income improved by $868,000 to $747,000, or $0.16 per share, from a net loss of $121,000, or $0.03 per share, during the same period last year.

Cash flow from operations at June 30 was $1.2 million, up 65% from $706,000 during the first six months of fiscal 2010. The Company’s balance at June 30, 2011, included $4.7 million in cash, cash equivalents and short-term investments; total current assets of $5.8 million, and working capital of $5.3 million.  Long-term debt was a nominal $52,000.

“Our second quarter and year-to-date financial results reflect both solid industry fundamentals and the benefits of our efficient business model,” said John Alexander, president and CEO.  “A 34% increase in the average price per barrel of oil versus last year’s second quarter combined with our lean expense structure fueled strong bottom-line results.”

“Despite recent market volatility, the oil sector remains healthy, and we therefore continue to focus on opportunities to increase our production volumes,” Mr. Alexander added. “We are currently targeting up to four wells on our Kern County, California leases. Two would be re-entries of existing wells on our Mountain View property, and two would be shallow, heavy oil test wells on our Chico Martinez property.  Of course contract rig availability remains very tight, and consequently, the timing of initiating these wells is challenging to pinpoint.”

Mr. Alexander said the Company is continuing work on the production challenges associated with the Pike 1-H, a horizontal joint-venture well the Company drilled in March with Victory Oil Company.  As previously reported, initial tests were encouraging, but the well has subsequently been generating significant volumes of water, which is believed to be inhibiting the flow of oil.  The companies are consulting with outside industry experts and pursuing a variety of technical options to address this production issue.

“In the meantime, we have strong cash and working capital positions, and are free of long-term debt,” Mr. Alexander said.  “Given current market conditions, our priorities are to maintain the Company’s financial strength, while also being mindful of opportunities to enhance shareholder value.”

About Pyramid Oil Company
Pyramid Oil Company has been in the oil and gas business continuously since incorporating in 1909.  Pyramid acquires interests in land and producing properties through acquisition and lease, and then drills and/or operates crude or natural gas wells in an effort to discover or produce oil and/or natural gas. More information about the Company can be found at: http://www.pyramidoil.com.

Safe Harbor Statement
Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements regarding the completion and testing of wells. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Factors that could cause or contribute to such differences include, but are not limited to the value of crude oil or the performance of wells.

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CONTACTS:
John H. Alexander	Geoff High
President and CEO	Principal
Pyramid Oil Company	Pfeiffer High Investor Relations, Inc.
661-325-1000	303-393-7044

PYRAMID OIL COMPANY
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

REVENUES:
Oil and gas sales	$1,549,029	$1,228,391	$2,875,327	$2,230,130
Gain on sale of fixed assets	0	0	1,012	0

	$1,549,029	$1,228,391	$2,876,339	$2,230,130

COSTS AND EXPENSES:
Operating expenses	447,889	438,392	861,545	778,312
General and administrative	219,072	250,588	443,792	457,955
Stock based compensation	43,743	0	43,743	0
Taxes, other than income and payroll taxes	27,104	29,839	63,959	57,659
Provision for depletion, depreciation and amortization	225,895	196,873	411,423	346,260
Valuation allowances	5,851	842,327	54,384	867,468
Accretion expense	5,229	5,898	21,564	12,111
Other costs and expenses	62,197	47,303	87,684	64,543

	1,036,980	1,811,220	1,988,094	2,584,308

OPERATING INCOME (LOSS)	512,049	-582,829	888,245	-354,178

OTHER INCOME (EXPENSE):
Interest income	13,159	8,430	26,511	16,383
Other income	0	3,600	500	6,397
Interest expense	-385	-122	-1,891	-303

	12,774	11,908	25,120	22,477
INCOME (LOSS) BEFORE INCOME
TAX PROVISION (BENEFIT)	524,823	-570,921	913,365	-331,701
Income tax provision (benefit)
Current	64,400	24,900	110,600	44,900
Deferred	33,400	-293,950	56,100	-255,400
	97,800	-269,050	166,700	-210,500

NET INCOME (LOSS)	$427,023	$-301,871	$746,665	$-121,201

BASIC INCOME (LOSS) PER COMMON SHARE	$0.09	$-0.06	$0.16	$-0.03

DILUTED INCOME (LOSS) PER COMMON SHARE	$0.09	$-0.06	$0.16	$-0.03

Weighted average number of common shares outstanding	4,683,853	4,677,728	4,681,811	4,677,728

Diluted average number of common shares outstanding	4,725,992	4,677,728	4,723,536	4,677,728

PYRAMID OIL COMPANY
BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)

CURRENT ASSETS:
Cash and cash equivalents	$1,617,207	$1,535,532
Short-term investments	3,080,185	3,058,528
Trade accounts receivable	599,410	508,457
Joint interest billing receivable	68,674	0
Crude oil inventory	86,205	86,361
Prepaid expenses and other assets	112,604	230,876
Deferred income taxes	262,500	245,100

TOTAL CURRENT ASSETS	5,826,785	5,664,854

PROPERTY AND EQUIPMENT, at cost
Oil and gas properties and equipment (successful efforts method)	19,102,006	18,101,529
Capitalized asset retirement costs	401,242	389,463
Drilling and operating equipment	1,953,683	1,946,805
Land, buildings and improvements	1,073,918	1,066,571
Automotive, office and other property and equipment	1,226,301	1,182,613

	23,757,150	22,686,981
Less: accumulated depletion, depreciation, amortization and valuation allowances	-19,118,315	-18,687,908

TOTAL PROPERTY AND EQUIPMENT	4,638,835	3,999,073

OTHER ASSETS
Deferred income taxes	635,000	708,500
Deposits	250,000	250,000
Other Assets	17,380	7,380

TOTAL OTHER ASSETS	902,380	965,880

TOTAL ASSETS	$11,368,000	$10,629,807

PYRAMID OIL COMPANY
BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' EQUITY

	June 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)

CURRENT LIABILITIES:
Accounts payable	$90,486	$73,374
Accrued professional fees	88,049	122,506
Accrued taxes, other than income taxes	0	63,361
Accrued payroll and related costs	67,880	60,365
Accrued royalties payable	213,969	193,052
Accrued insurance	11,484	86,888
Accrued income taxes	11,600	12,800
Current maturities of long-term debt	31,793	13,473

TOTAL CURRENT LIABILITIES	515,261	625,819

LONG TERM DEBT, net of current maturites	51,946	26,946

LIABILITY FOR ASSET RETIREMENT OBLIGATIONS	1,268,536	1,235,193

TOTAL LIABILITIES	1,835,743	1,887,958

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock-no par value; 10,000,000 authorized shares; no shares issued or outstanding	0	0
Common stock-no par value; 50,000,000 authorized shares; 4,683,853 shares issued and outstanding	1,682,971	1,639,228
Retained earnings	7,849,286	7,102,621

TOTAL STOCKHOLDERS' EQUITY	9,532,257	8,741,849

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,368,000	$10,629,807